EXHIBIT 16.1

BDO Stoy Hayward LLP	55 Baker Street London W1U 7EU
Chartered Accountants	Telephone: +44 (0)20 7486 5888
Facsimile: +44 (0)20 7487 3686 DX 9025 West End W1 Web site: www.bdo.co.uk

Private and Confidential

Securities and Exchange Commission	16 January 2009
100 F Street N.E
Washington, D.C. 20549	Our ref: 013942/IP/mjw/F1173

Dear Sirs

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on 13 January 2009 to be filed by our former client, Flex Fuels, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Yours sincerely,

/s/ BDO Stoy Hayward LLP

BDO Stoy Hayward LLP